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                                                                      EXHIBIT 11

                        STANDARD MANAGEMENT CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                        JUNE 30,                  JUNE 30,
                                                                ----------------------    ----------------------
                                                                  1997          1996        1997        1996(1)
                                                                  ----        -------       ----        -------
PRIMARY
Weighted average common shares outstanding..................    5,014,099    4,534,080    5,019,136    4,640,688
5 percent common stock dividend.............................           --      226,576           --      225,377
Common equivalent shares related to:
  Stock warrants at average market price....................      169,572      109,282      177,516       80,275
  Stock options at average market price.....................       74,222       17,533       90,054       10,058
  Net issuable shares for modified treasury stock method
     (after assumed buyback of 20% of outstanding stock
     options and warrants)..................................           --           --           --      522,810
                                                                ---------    ---------    ---------    ---------
WEIGHTED AVERAGE PRIMARY SHARES OUTSTANDING.................    5,257,893    4,887,471    5,286,706    5,479,208
                                                                =========    =========    =========    =========
Income before extraordinary gain on early redemption of
  redeemable preferred stock and preferred stock dividends
  as reported...............................................    $     682    $     185    $   1,325    $   2,850
Reduction in interest expense and increase in short-term
  investment income for modified treasury stock method......           --           --           --          131
                                                                ---------    ---------    ---------    ---------
                                                                      682          185        1,325        2,981
Extraordinary gain on early redemption of redeemable
  preferred stock...........................................           --          166           --          267
                                                                ---------    ---------    ---------    ---------
NET INCOME (AS ADJUSTED)....................................          682          351        1,325        3,248
Preferred stock dividends as reported.......................           41           66           83          112
Preferred stock dividends reduction for modified treasury
  stock method..............................................           --           --           --          (46)
                                                                ---------    ---------    ---------    ---------
Earnings available to common shareholders (as adjusted).....    $     641    $     285    $   1,242    $   3,182
                                                                =========    =========    =========    =========
Earnings Per Share:
  Income before extraordinary gain on early redemption of
     redeemable preferred stock and preferred stock
     dividends..............................................    $     .13    $     .04    $     .25    $     .54
  Extraordinary gain on early redemption of redeemable
     preferred stock........................................           --          .03           --          .05
                                                                ---------    ---------    ---------    ---------
  NET INCOME................................................          .13          .07          .25          .59
  Preferred stock dividends.................................          .01          .01          .01          .01
                                                                ---------    ---------    ---------    ---------
  Earnings available to common shareholders.................    $     .12    $     .06    $     .24    $     .58
                                                                =========    =========    =========    =========
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(1) Share amounts have been retroactively adjusted for the effect of the 5 percent stock dividend distributed on June 21, 1996, to shareholders of record on May 17, 1996.